As filed with the Securities and Exchange Commission on June 26, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTERA ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4700410 (I.R.S. Employer Identification No.)

10 High Street
Boston, Massachusetts 02110
(Address of Principal Executive Offices)

The Amended and Restated 1998 Equity Participation Plan of Nextera Enterprises, Inc.
Non-Qualified Stock Option Agreement dated March 3, 2004, by and between Nextera Enterprises, Inc. and
Ralph Finerman
Non-Qualified Stock Option Agreement dated March 3, 2004, by and between Nextera Enterprises, Inc. and
Steven B. Fink
Non-Qualified Stock Option Agreement dated March 3, 2004, by and between Nextera Enterprises, Inc. and
Keith D. Grinstein
Non-Qualified Stock Option Agreement dated March 3, 2004, by and between Nextera Enterprises, Inc. and
Alan B. Levine
Non-Qualified Stock Option Agreement dated March 3, 2004, by and between Nextera Enterprises, Inc. and
Stanley E. Maron

Michael Muldowney
Chief Financial Officer
Nextera Enterprises, Inc.
10 High Street
Boston, Massachusetts 02110
(617) 262-0055
(Name, Address, Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Howard L. Armstrong, Esq.
Ann C. Buckingham, Esq.
Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101
(619) 236-1234

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Each Class of Securities to be	to be	Offering Price	Offering	Registration
Registered	Registered	Per Share(4)	Price(4)	Fee
Common Stock, par value $0.001 per share	12,000,000 Shares (1)(2)	$1.14	$13,715,560.45	$1,467.56
Common Stock, par value $0.001 per share	250,000 Shares (2)(3)	$0.43	$107,500.00	$11.50
Total	12,250,000		$13,823,060.45	$1,479.06

(1)	This Registration Statement on Form S-8 covers 12,000,000 shares of Class A Common Stock available for issuance under the Amended and Restated 1998 Equity Participation Plan of Nextera Enterprises Inc., (the “1998 Plan”). The 1998 Plan authorizes the issuance of a maximum of 12,000,000 shares of Class A Common Stock.

(2)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of our Class A Common Stock that become issuable under the 1998 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of our outstanding shares of Class A Common Stock.

(3)	This Registration Statement on Form S-8 covers 250,000 shares of Class A Common Stock available for issuance under individual Non—Qualified Stock Option Agreements.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the weighted average exercise price of $1.70 for the 6,152,267 shares issuable pursuant to outstanding stock options previously granted under the 1998 Plan and the average of the high and low bid quotations of our Class A Common Stock on June 23, 2006, as quoted by OTC Bulletin Board.

PART I
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 4.6
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2

PART I
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.
PART II
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:
(a)	The Annual Report on Form 10-K for the year ended December 31, 2005, filed by us on March 31, 2006 (File No. 0-25995);

(b)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed by us on May 15, 2006 (File No. 0-25995);

(c)	The Current Reports on Form 8-K, filed by us on January 26, 2006, March 3, 2006, March 10, 2006, and March 15, 2006 (as amended by the 8-K/A filed on April 3, 2006); and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 000-25995), filed by us with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on May 7, 1999, including any amendments or reports filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
     You may request a copy of these filings, at no cost, by writing or telephoning us at:
Nextera Enterprises, Inc.
10 High Street
Boston, Massachusetts 02110
(617) 262-0055
     You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Our second amended and restated bylaws provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that directors will be liable to the extent permitted by applicable law for breach of the director’s duty of loyalty to the stockholders, actions or omissions not taken in good faith or that involve intentional misconduct, pursuant to Section 174 of the DGCL or for any transaction from which the director derived an improper benefit. Our second amended and restated bylaws provide that we shall indemnify our directors and officers to the full extent permitted by the laws of the State of Delaware. In addition, our second amended and restated bylaws provide that we may indemnify our employees and agents to the fullest extent permitted by applicable law.
     Our third amended and restated certificate of incorporation similarly provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that directors will be liable to the extent permitted by applicable law for breach of the director’s duty of loyalty to the stockholders, actions or omissions not taken in good faith or that involve intentional misconduct, pursuant to Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.
     All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended, or the or the Securities Act.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Amended and Restated 1998 Equity Participation Plan.
4.2	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Ralph Finerman.
4.3	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Steven B. Fink.
4.4	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Keith D. Grinstein.
4.5	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Alan B. Levine.
4.6	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Stanley E. Maron.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Weil & Company.
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
Item 9. Undertakings.
     We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on this 26th day of June, 2006.

NEXTERA ENTERPRISES, INC.
By:	/s/ Joseph J. Millin
Joseph J. Millin
President and Director

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Millin and Michael P. Muldowney, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph J. Millin	President and Director
Joseph J. Millin	(Principal Executive Officer)	June 26, 2006

Chief Operating Officer, Chief
/s/ Michael P. Muldowney Michael P. Muldowney	Financial Officer and Director (Principal Financial Officer)	June 26, 2006

/s/ Michael J. Dolan	Chief Accounting Officer and
Michael J. Dolan	Corporate Controller (Principal Accounting Officer)	June 26, 2006

/s/ Richard V. Sandler Richard V. Sandler	Chairman of the Board of Directors	June 26, 2006

/s/ Ralph Finerman Ralph Finerman	Director	June 26, 2006

/s/ Steven B. Fink
Steven B. Fink	Director	June 26, 2006

Signature	Title	Date

/s/ Keith D. Grinstein
Keith D. Grinstein	Director	June 26, 2006

/s/ Alan B. Levine
Alan B. Levine	Director	June 26, 2006

/s/ Stanley E. Maron
Stanley E. Maron	Director	June 26, 2006

/s/ Scott J. Weiss
Scott J. Weiss	Director	June 26, 2006

EXHIBIT INDEX

4.1	Amended and Restated 1998 Equity Participation Plan.
4.2	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Ralph Finerman.
4.3	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Steven B. Fink.
4.4	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Keith D. Grinstein.
4.5	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Alan B. Levine.
4.6	Non-Qualified Stock Option Agreement dated March 3, 2004, by and among Nextera Enterprises, Inc. and Stanley E. Maron.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Weil & Company.
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).